Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated March 9, 2021, with respect to the consolidated financial statements of Future Infrastructure Holdings, LLC and subsidiaries included in the Current Report of Primoris Services Corporation on Form 8-K/A dated March 9, 2021. We consent to the incorporation by reference of said report in the Registration Statements of Primoris Services Corporation on Forms S-3 (File No. 333-248535, File No. 333-161331 and File No. 333-174602) and on Forms S-8 (File No. 333-252160, File No. 333-188553 and File No. 333-159491).

/s/ GRANT THORNTON LLP

Dallas, Texas
March 9, 2021